January 29, 2014

Frank Garcia

Re: Employment with iHookup Social, Inc.

Dear Frank:

We are pleased to offer you the position of Chief Financial Officer with iHookup Social Inc. (the Company). In connection with your employment you shall perform certain services for the Company including but not limited to those duties set forth in Exhibit A, attached hereto. You shall perform such services to the best of your ability on a full-time basis for the Company. In carrying out your duties and tasks, you will be expected to report to both Robert Rositano Jr. (CEO) & Dean Rositano (President and CTO), unless or until otherwise notified. You will be expected to perform your duties in Tucson, Arizona. Your duties may change from time to time, based on the Company's needs and on your skills.

As an exempt employee of the Company, you shall be expected to work the number of hours required to perform your duties. For the services rendered, for the first 60 days you shall receive a base salary of $80,000 per year, which will be automatically adjusted to $100,000 a year beginning April 1st, 2014, and shall be paid on a semi-monthly basis. You will also be eligible, to receive a yearly bonus. Bonuses will be assessed on company and individual performance and will be determined by the sole discretion of the board of directors. You shall maintain the information about this offer in the strictest confidence. As an employee of the Company, you shall be provided with 7 days of vacation and 7 days of sick leave annually, paid holidays, and health insurance in accordance with current Company policies that are in effect from time to time. The Company policies and benefits may change at the discretion of the Company. Likewise, your duties, responsibilities, salary, and benefits are subject to change as deemed necessary by the Company. The vacation shall begin accruing upon commencement of your employment. The Company, upon submission of valid receipts will reimburse all reasonable and approved business-related travel and expenses.

As additional compensation for your employment, you will receive options of the Common Stock of the Company in the amount of 20,000,000 shares at a price of $0.0010 per share. The shares shall are subject to splits/reverse splits and will vest 10% after the first 90 days, with the remaining options vesting quarterly over the following 2 years, beginning on your first date of options received by the Company. Should all of the Company's outstanding stock be acquired, or a 50% or more change of control should occur, the vesting of the stock shall be accelerated and you will be entitled to 1 Month severance pay.

You will be required to sign and comply with the Company's standard employee Non-

Disclosure and Assignment of Inventions Agreement (the "NDA"). The NDA requires among other things, the assignment of patent rights to any invention made during your employment with the Company and that you not use or disclose the Company's proprietary information. You shall be bound to the above mentioned terms of the NDA immediately upon acceptance of this offer letter. Additionally, you agree that you will not use, or bring onto the premises of the Company, any information or property of your former employer.

Your employment shall be at the will of either party. Accordingly, if for some reason you are not happy or satisfied with your employment, you may terminate your employment at any time. In addition, the Company may terminate your employment at any time with or without cause as well. However, the Company requests that if you resign your position, you provide the Company at least 30 days advanced notice. Your first salary review will be no longer than one year from your start date. At that time, the Company shall review your job performance and your salary may be adjusted.

Additionally, you shall be required to comply with the Company's employment policies and work and safety rules in effect from time to time. This offer is subject to satisfactory proof of your right to work in the United States.

Any dispute between you and the Company arising out of or in connection with, your employment shall be submitted to binding arbitration under the rules of the American Arbitration Association. Each party shall have the discovery rights set forth in the California Code of Civil Procedure.

If you agree to the terms and conditions set forth in this letter, please acknowledge your agreement by signing in the space provided below and return a copy of this letter to the Company. Underneath your signature below, indicate your start date, which shall not be later than ten (10) days from the date hereof. This letter shall supersede any other discussions, negotiations, promises or agreements of any kind between the parties with respect to the subject matter hereof. This letter may only be amended in writing signed by the parties.

This offer shall automatically terminate if you do not sign and return it to the Company on or before ten (10) days from the date hereof. The Company looks forward to your favorable reply and to a productive and exciting work relationship. If you have any questions, please do not hesitate to call.

Very truly yours,

iHookup Social, Inc.

By: ______________________
Dean Rositano, President and CTO

By: ______________________
Robert Rositano, Chief Executive Officer

AGREED TO AND ACCEPTED:

____

Date: 01/29/2014

Start Date: 02/03/14

Exhibit A

1. Strategy

- As a true business partner to the CEO and President, assess organizational performance against both the annual budget and company's long-term strategy.□
- Develop tools and systems to provide critical financial and operational information to the CEO and President, as well as make actionable recommendations on both strategy and operations.□
- Engage the board finance, audit, and investment committees around issues, trends, and changes in the operating model(s) and operational delivery.□
- Assist in establishing yearly objectives and meeting agendas, and selecting and engaging outside consultants (auditors, investment advisors).□
- Oversee long-term budgetary planning and costs management in alignment with company's strategic plan, especially as the organization considers potential acquisitions, and collaborations with external organizations.

2. Executive Management

- Serve as a member of executive leadership team.□
- Participate in key decisions pertaining to strategic initiatives, operating model and operational execution.

3. Financial Planning and Analysis

- Prepare and maintain regular financial planning reports; Monthly profit and loss forecast by division (vs. budget); Weekly 13 week cash flow forecast.□
- Complete analysis of financial results; Develop recommendations (strategic and tactical).□
- Develop and execute analysis of various business initiatives (e.g., opening new operations, asset acquisition, new service launches).□
- Develop and maintain capital budget.□
- Assist in development of financial planning and analysis exercises/reports.□
- Participate in calls with Lenders.
- Coordinate with the accountants and auditors to keep the company current on all it's SEC required filings.

4. Accounting Activities

- Oversee preparation of month-end, quarter-end and year-end financial statements.□
- Review all month-end closing activities including general ledger maintenance, balance sheet reconciliations and corporate/overhead cost allocation.□
- Enhance and implement financial and accounting systems, processes, tools and control systems□
- Serve as final point of escalation for Accounts Receivable/Accounts Payable issues.□
- Develop and manage accounting staff.□
- Serve as a key point of contact for external auditors; Manage preparation and support of all external audits.

5. Cash Management

- Oversee weekly cash management; Approve weekly payables; Execute check signing□
- Oversee AR management and provide support to collections activities.

6. Corporate Reporting and Development

• Represent company in efforts with investment bankers and potential investors.
• Prepare various analyzes and reports required by corporate development efforts.
• Keep all public company information current including, but not limited to: otcmarkets, finra, and the SEC.

7. Insurance/Real Estate/Legal Affairs

• Manage the company's insurance program. • Manage the company's real estate affairs consisting of leases and sub-leases with various landlords; Negotiate new leases or lease renewals; Coordinate with real estate counsel. • Manage the company's legal affairs in the areas of cargo claims, bankruptcies and other small claims matters.

8. Finance

• Oversee cash flow planning and ensure availability of funds as needed.
• Oversee cash, investment, and asset management.
• Oversee financing strategies and activities, as well as banking relationships.
• Develop and utilize forward-looking, predictive models and activity-based financial analyses to provide insight into the organization's operations and business plans.

9. Planning, Policy, and Investor Relations

• Coordinate the development and monitoring of budgets.
• Develop financial business plans and forecasts.
• Participate in corporate policy development as a member of the senior management team.
• Engage the finance committee of the board of directors to develop short-, medium-, and long-term financial plans and projections.
• Represent the company to financial partners, including financial institutions, investors, foundation executives, auditors, public officials, etc.
• Remain up to date on nonprofit audit best practices and state and federal law regarding nonprofit operations.

10. Accounting and Administration

• Oversee the accounting department to ensure proper maintenance of all accounting systems and function; supervise company nonprofit's finance staff.
• Ensure maintenance of appropriate internal controls and financial procedures.
• Ensure timeliness, accuracy, and usefulness of financial and management reporting for federal and state funders, foundations, and company nonprofit's board of directors; oversee the preparation and communication of monthly and annual financial statements.
• Coordinate audits and proper filing of tax returns.
• Ensure legal and regulatory compliance regarding all financial functions.

11. Team Management

• Grow and Manage the accounting staff according to approved operating plans.